Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Temple-Inland Savings Plan for Union Employees of our reports dated February 20, 2009 with respect to the consolidated financial statements of Temple-Inland Inc. included in its Annual Report (Form 10-K) for the year ended January 3, 2009, and the effectiveness of internal control over financial reporting of Temple-Inland Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Austin, Texas
September 10, 2009